Exhibit 99.1

RXi Pharmaceuticals Reports Fourth Quarter and Year End 2015

Financial Results and Recent Corporate Highlights

MARLBOROUGH, Mass., March 30, 2016 /PRNewswire/ — RXi Pharmaceuticals Corporation (NASDAQ: RXII), a clinical-stage RNAi company developing innovative therapeutics in dermatology and ophthalmology that address significant unmet medical needs, today reported its financial results for the fourth quarter and year ended December 31, 2015, and provided a business update.

“During the last quarter of 2015, RXi advanced its pipeline with the initiation of three clinical trials and the selection of two self-delivering RNAi (sd-rxRNA®) compounds for cosmetic product development, all while staying within the financial projections we have provided in the course of 2015,” said Dr. Geert Cauwenbergh, President and CEO of the Company. He added that, “We have now repeatedly shown the value of our proprietary sd-rxRNA platform over the course of this past year. Clinical observations have confirmed efficacy with RXI-109, an sd-rxRNA compound, in our Phase 2 clinical trials in patients with hypertrophic scars. We further showed that sd-rxRNAs reduce expression levels in the retina and cornea of primates, as well as long-non coding RNAs in cell cultures, in a potent and target specific manner. While working to accomplish our long term development goals, we also selected two sd-rxRNA compounds to advance on a much shorter cosmetic product development path, which we hope may bring shareholder value in the nearer term. As mentioned on several occasions in the recent past; with the necessary clinical studies ongoing for RXI-109 in dermatology and ophthalmology, and with SamcyproneTM for the treatment of cutaneous warts, we foresee our news flow this year to include new data points in preclinical R&D throughout the whole year, as well as early read-outs of the ongoing clinical studies in the second half of 2016. In addition, business development contacts and interactions with other pharmaceutical and biotech companies have more than tripled in the past 6 months as compared to the previous 6-month period. As you can see from our progress in the last several months, our team continues to be very dedicated to continuing this momentum through 2016.”

The Company will host a conference call today at 4:30 p.m. EDT to discuss financial results and provide an update on the Company. The webcast link will be available under the “Investors – Event Calendar” section of the Company’s website, www.rxipharma.com. The event may also be accessed by dialing toll-free in the United States and Canada: +1 888-669-0684. International participants may access the event by dialing: +1 862-225-5361. An archive of the webcast will be available on the Company’s website approximately two hours after the presentation.

Select Fourth Quarter and Fiscal 2015 Financial Highlights

Cash Position

At December 31, 2015, the Company had cash, cash equivalents and short-term investments of approximately $10.6 million, compared with cash and cash equivalents of $8.5 million at December 31, 2014.

The Company believes that its existing cash, cash equivalents and short-term investments should be sufficient to fund operations for at least one year.

Research and Development Expenses

Research and development expense for the quarter ended December 31, 2015 was $1.7 million, which included $0.1 million of non-cash stock-based compensation expense, as compared with $1.6 million for the quarter ended December 31, 2014, which included $0.2 million of non-cash stock-based compensation expense. Research and development expense for the year ended December 31, 2015 was $6.9 million, which included $0.6 million of non-cash stock-based compensation expense, as compared with $5.7 million for the year ended December 31, 2014, which included $0.8 million of non-cash stock-based compensation expense.

The increase in research and development expense quarter over quarter and year over year was primarily due to manufacturing expense for the RXI-109 and Samcyprone™ drug products for use in the Company’s clinical trials. Additionally, research and development expense increased due to an increase in headcount and for lab supplies and materials used as the Company moves forward in the development of our cosmetic targets and topical delivery applications.

General and Administrative Expenses

General and administrative expense for the quarter ended December 31, 2015 was $0.9 million, which included $0.2 million of non-cash stock-based compensation expense, as compared with $0.8 million for the quarter ended December 31, 2014, which included $0.2 million of non-cash stock-based compensation expense. General and administrative expense for the year ended December 31, 2015 was $3.3 million, which included $0.9 million of non-cash stock-based compensation expense, as compared with $3.2 million for the year ended December 31, 2014, which included $1.0 million of non-cash stock-based compensation expense.

The increase in general and administrative expense quarter over quarter and year over year was primarily due to an increase in compensation expense, as well as an increase in professional services expense due to the Company’s focus on business development activities as one of its key corporate initiatives.

Net Loss Applicable to Common Stockholders

Net loss applicable to common stockholders for the quarter ended December 31, 2015 was $2.6 million, compared with $2.8 million for the quarter ended December 31, 2014. Net loss applicable to common stockholders for the year ended December 31, 2015 was $10.4 million, compared with $12.9 million for the year ended December 31, 2014.

The decrease in net loss applicable to common stockholders for the quarter and year ended December 31, 2015 as compared to prior year periods was due to a decrease in the fair value of the Company’s preferred stock dividends offset by an increase in operating expenses, as described above. The decrease in the preferred stock dividends for the quarter ended and year ended periods was due to the full conversion of all shares of preferred stock during the second quarter of 2015, resulting in no further accumulation and future payments of dividends.

Select Fourth Quarter 2015 and Recent Corporate Highlights

Dermatology

Results from the Company’s Phase 2 clinical trial, RXI-109-1402 for the treatment of hypertrophic scars, demonstrated that RXI-109-treated sites scored better as compared to untreated sites in the same subjects, three months after the scar revision surgery. The results from clinical trials to date have helped guide the selection of dose timing and dose level. The Company initiated two new cohorts in its Phase 2 clinical trial in Q4 2015 to help define best treatment length and number of doses. The Company expects to report early results from these two cohorts later this year.

RXi selected two sd-rxRNA compounds for cosmetic product development, RXI-231 and RXI-185. Topical delivery strategies are currently in development and we expect to explore a candidate in consumer testing in 2016. These candidates are part of RXi’s partnering and business development initiative providing multiple development opportunities for non-therapeutic skin health. The combined global market potential for cosmetic product development is approximately $200 billion for skin lightening and skin rejuvenation. While preventative or therapeutic claims are not allowed for cosmetic products, they may be developed more rapidly than therapeutics, therefore their path to market may be much shorter and less expensive.

In the first quarter of 2015, the Company broadened its clinical pipeline with the addition of a topical immunotherapy, Samcyprone™. This proprietary formulation of diphenylcyclopropenone (DPCP) is a Phase 2 clinical asset with large combined market potential in the target indications of warts, alopecia areata, non-malignant skin tumors and cutaneous metastases of melanoma. In December of 2015, a Phase 2 clinical trial was initiated with Samcyprone™ for cutaneous warts. RXI-SCP-1502 is a multi-center, multi-dose trial conducted in subjects with at least one cutaneous, plantar or periungual wart present for at least four weeks. The Company anticipates that this trial will be fully enrolled by the end of 2016 with preliminary readouts available in the second half of 2016.

Ophthalmology

The Company initiated a Phase 1/2 study, RXI-109-1501, in Q4 2015 to evaluate the safety and clinical activity of RXI-109 to prevent the progression of retinal scarring, a harmful component of numerous retinal diseases. Currently, there is no effective way to prevent the formation or progression of retinal scars that may occur as a consequence of several devastating ocular diseases. The Company anticipates sharing preliminary safety readouts in the second half of 2016.

Research

Through a collaboration with Biogazelle NV, RXi discovered that specifically designed sd-rxRNAs demonstrated robust and potent reduction of the levels of long non-coding RNAs (lncRNAs) in a target specific manner. This remarkable finding represents a significant additional value inflection point for our self-delivering platform and expands the breadth of potential therapeutic targets by four fold, thus opening additional business development and partnering opportunities for our sd-rxRNA platform.

Intellectual Property

The Company has been diligent and proactive with its approach to broadly protect its valuable corporate assets by securing patent protection for its RNAi platform and immunotherapy agent, Samcyprone™. Our RNAi portfolio currently includes 72 issued patents broadly covering the composition and methods of use of our self-delivering platform technology and uses of our sd-rxRNAs targeting CTGF for the treatment of fibrotic disorders, including RXI-109 for the treatment of dermal and ocular fibrosis; new RNAi compounds and their use as therapeutics and/or cosmetics, chemical modifications of RNAi compounds that improve the compounds’ suitability for therapeutic uses (including delivery) and compounds directed to specific targets (i.e., that address specific disease states).

The Samcyprone™ portfolio includes one issued patent and three patent applications. The patent and patent applications cover both the compositions and methods of use of Samcyprone™ for the treatment of warts, human papilloma virus (HPV) skin infections, skin cancer (including melanoma) and immunocompromised patients.

The issuance of these patents not only expands and strengthens our intellectual property estate, it further increases the value proposition of both our Dermatology and Ophthalmology Franchises and positions the Company for numerous strategic partnering opportunities.

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a clinical-stage RNAi company developing innovative therapeutics in dermatology and ophthalmology that address significant unmet medical needs. Building on the pioneering work of RXi’s Scientific Advisory Board Chairman and Nobel Laureate Dr. Craig Mello, our discovery and clinical development programs are based on our proprietary RNAi (sd-rxRNA) platform and Samcyprone™, a topical immunomodulator. Our clinical development programs include RXI-109, an sd-rxRNA, for the treatment of dermal and ocular scarring, and Samcyprone™ for the treatment of such disorders as warts, alopecia areata, non-malignant skin tumors and cutaneous metastases of melanoma. RXi’s robust pipeline, coupled with an extensive patent portfolio, provides for multiple product and business development opportunities across a broad spectrum of therapeutic areas. We are committed to being a partner of choice for academia, small companies, and large multinationals. We welcome ideas and proposals for strategic alliances, including in- and out-licensing opportunities, to advance and further develop strategic areas of interest. Additional information may be found on the Company’s website, www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about: our ability to successfully develop RXI-109, Samcyprone™ and our other product candidates (collectively “our product candidates”); the future success of our clinical trials with our product candidates; the timing for the commencement and completion of clinical trials; our ability to enter into strategic partnerships and the future success of these strategic partnerships; and our ability to deploy our sd-rxRNA® technology through partnerships, as well as the prospects of these partnerships to provide positive returns. Forward-looking statements about expectations and development plans of RXi’s product candidates and partnerships involve significant risks and uncertainties, including the following: risks that we may not be able to successfully develop and commercialize our product candidates; risks that product development and clinical studies may be delayed, not proceed as planned and/or be subject to significant cost over-runs; risks related to the development and commercialization of products by competitors; risks related to our ability to control the timing and terms of collaborations with third parties; and risks that other companies or organizations may assert patent rights preventing us from developing or commercializing our product candidates. Additional risks are detailed in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors.” Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. RXi does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contact

RXi Pharmaceuticals Corporation

Tamara McGrillen

508-929-3646

tmcgrillen@rxipharma.com

RXi PHARMACEUTICALS CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

	For the Three Months Ended December 31, 2015	For the Three Months Ended December 31, 2014	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Revenue	$—	$14	$34	$71

Operating expenses:
Research and development	1,723	1,562	6,925	5,680
General and administrative	899	758	3,346	3,217

Total operating expenses	2,622	2,320	10,271	8,897

Operating loss	(2,622)	(2,306)	(10,237)	(8,826)
Interest income, net	6	2	16	17
Other income (expense), net	—	—	(2)	9

Net loss	(2,616)	(2,304)	(10,223)	(8,800)
Series A and Series A-1 convertible preferred stock dividends	—	(462)	(209)	(4,130)

Net loss applicable to common stockholders	$(2,616)	$(2,766)	$(10,432)	$(12,930)

Net loss per common share applicable to common stockholders:
Basic and diluted	$(0.04)	$(0.13)	$(0.21)	$(0.79)

Weighted average common shares outstanding:
Basic and diluted	65,288,251	21,219,004	49,703,822	16,362,905

RXi PHARMACEUTICALS CORPORATION

CONDENSED BALANCE SHEETS

(Amounts in thousands)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$5,117	$8,496
Restricted cash	50	50
Short-term investments	5,500	—
Prepaid expenses	311	442

Total current assets	10,978	8,988
Property and equipment, net	163	183
Other assets	18	18

Total assets	$11,159	$9,189

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,163	$285
Accrued expenses	1,106	1,002
Deferred revenue	—	47

Total current liabilities	2,269	1,334
Total convertible preferred stock	—	5,110
Total stockholders’ equity	8,890	2,745

Total liabilities, convertible preferred stock and stockholders’ equity	$11,159	$9,189